675 Cochrane Drive, WestTower, Suite 630, Markham, Ontario, L3R 0B8, Canada
Tel: 1.416.246.9997 Fax: 1.866.280.5239 www.kalloinc.ca

Exhibit 99.1

Kallo Inc. – US $795 million contract confirmation from MOH - Ghana

NEW YORK, NY – November 05, Kallo Inc. (OTC QB: KALO) Further to the business development update provided earlier this week. Mr. John Cecil – Chairman and CEO - Kallo Inc. is delighted to announce that the Minister of Health of Ghana, Hon. Dr. Kwaku Agyeman Mensah in an official letter to Kallo Inc. has conveyed a confirmed acceptance and prioritization of Kallo MobileCare; Kallo RuralCare and Kallo DialysisCare programs for Ghana. "The proposed program will allow for advanced primary care and the effective screening of suspected infectious disease cases at various geographic locations throughout Ghana, thereby reducing the spread of infection, bringing any outbreak under control to position Ghana for Medical Tourism." Said Hon. Dr. Kwaku Agyeman Mensah.

"Kallo consolidated these three projects at the request of the Honorable Minister of Health, and we are very happy with this letter of acceptance and confirmation. The total value of these three projects is $795,114,590.00 US dollars; the Health Minister of Ghana has further informed us that the procurement process will commence immediately upon the financing institution providing a term sheet. In view of this, both parties are now preparing to schedule a supply contract signing ceremony before the end of this year so as too enable Kallo to start the manufacturing process in Q1 2015." Said Mr. John Cecil Chairman & CEO of Kallo Inc.

About Kallo Inc.
Kallo offers a comprehensive healthcare delivery program dedicated to providing the most technologically advanced, innovative healthcare solution that is customized to the requirements of each country, including effective infectious disease management and customized Education and Training programs. The company's technology suite transforms healthcare delivery via rural healthcare, disease management, clinical globalization and eHealth solutions. For more information on Kallo and ongoing business developments, please visit www.kalloinc.ca

Notice regarding Forward-looking statements
This news release contains forward-looking information, including statements that include the words "believes", "expects", "anticipate" or similar expressions. Such forward looking-statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements. In addition, description of anyone's past success, either financial or strategic, is no guarantee of future success. This news release speaks as of the date first set forth above and the company assumes no responsibility to update the information included herein for events occurring after the date hereof.

CONTACT:        Media Contact:
John Cecil; Vince Leitao
416 246 9997
http://www.kalloinc.ca//